Exhibit 26 (g) v. a1. 2.

Peter G. Ferris

Second Vice President & Actuary

August 3, 2011

Ms. Barbara Crabtree, FSA, MAAA

Vice President, Modeling Actuary

Scottish Re

14120 Ballantyne Corporate Place

Suite 300

Charlotte, NC 28277

Dear Barbara,

Effective August 1, 2011, our corporate retention was revised per the attached retention schedule. This letter is for notification only since your treaties are closed for new business on new lives.

Please acknowledge your receipt of this notification by signing and returning a copy of this letter. We will include a signed copy of this letter in the file with each of our treaties with Scottish Re (U.S.), Inc. and Scottish Re Life Corporation.

Regards,

/S/ Peter G. Ferris

PGF/drk

Attachment

SCOTTISH RE (U.S.), INC.		SCOTTISH RE LIFE CORPORATION

By:	/s/ Andrew Creighton	By:	/s/ Andrew Creighton
Print name:	Andrew Creighton	Print name:	Andrew Creighton
Title:	SVP, Chief Actuary	Title:	SVP, Chief Actuary
Date:	8-4-11	Date:	8-4-11

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RETENTION LIMITS

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